FOR IMMEDIATE RELEASE


FLORIDA GAMING CORPORATION SIGNS LETTER OF INTENT TO
ACQUIRE CASINO  MANAGEMENT AND DEVELOPMENT COMPANY

Ft. Pierce, Florida, February 13, 1996. Florida Gaming Corporation (NASDAQ SmallCap - "BETS") announced today the signing of a Letter of Intent with Gold Star International, Inc. ("GSI") to acquire the capital stock of Gold Star Casinos, Inc. ("Gold Star") a wholly-owned subsidiary of GSI.

Gold Star is headquartered in Coconut Grove, Florida and owns the exclusive rights to operate the casino concessions on the following ships:

          M/V Crown Empress - Clearwater, Florida
          M/V Majestic Empress - St. Petersburg, Florida
          M/V Bluenose (Ferry) - Bar Harbor, Maine and
            Yarmouth, Nova Scotia

Upon closing, Gold Star will also have an option to acquire from a principal of Gold Star and others an assignment of 50% of the profits from the casino concession aboard the M/V Discovery I -- operating from Ft. Lauderdale, Florida.

After the exercise of the M/V Discovery option, Gold Star's casino operating concessions will involve about 22,500 square feet of gaming space, containing 731 slot machines, and 74 table games -- a total of 1,175 gaming positions. Gold Star has approximately 125 employees with offices in Coconut Grove and St. Petersburg, Florida, and New York City.

For the fiscal year ended May 31, 1995, Gold Star's slot handle
(money wagered) was $103,950,950 and the "drop" from table games was $41,266,885. Gold Star's revenues and income from operations
(unaudited) were approximately $18,392,055 and $1,905,022 respectively.

The Letter of Intent anticipates that GSI will receive, at closing, 200,000 shares of Florida Gaming common stock in exchange for 100% of the stock of Gold Star Casinos, Inc. GSI can also receive up to 300,000 additional shares of Florida Gaming stock over a four (4) year period pursuant to the "earn-out" provisions of the Letter of Intent.

The Letter of Intent is not a binding agreement between the parties. Consummation of the transaction is subject to several significant conditions, including the completion of due diligence investigations by both parties, the negotiation and execution of a definitive acquisition agreement between the parties, the negotiation of employment arrangements with certain member of GSI's management, the approval of the parties' respective Boards of Directors and GSI stockholders, and the receipt of consents from the GSI senior lenders. Neither consummation of the transaction, nor the operating results anticipated therefrom, can be assured. Both parties have agreed to try to close the proposed transaction within 90 days.

W. Bennett Collett, Chairman of Florida Gaming stated, "The combination of Gold Star and Florida Gaming will create critical depth in management and development talent needed for Florida Gaming's future expansion plans. Combined annual gaming revenues for 1995 would be approximately $22.6 million compared to $4.2 million for Florida Gaming along for fiscal 1995 -- an increase of about 438%. This merger should be a very positive move for Florida Gaming shareholders."

Clive Tilley, Chairman of Gold Star commented that, "This merger will allow the casino and management disciplines within Gold Star to expand Florida Gaming into both land-based and offshore casinos. The combined expertise and business plans of each company will be combined to achieve this -- the prospects are very exciting!"

Florida Gaming is involved in Native American gaming ventures with the Rincon San Luiseno Band of Mission Indians in northern San Diego County, California, the Apache Tribe of Oklahoma (near Wichita Falls, Texas), and the Ponca Tribe of Nebraska (Omaha).

Florida Gaming is currently reevaluating its proposed gaming venture with the Ponca Tribe of Nebraska based on recent developments adversely affecting the prospects for Indian gaming in the state.
On February 6, 1996, the Nebraska legislature failed to pass legislation that would have authorized a voter referendum on legalizing casino gaming in the state. In addition, as a result of a November 1995 decision by the United States Court of Appeals for the Eighth Circuit, the Bureau of Indian Affairs has indefinitely suspended action on land-in-trust applications from Indian tribes in Nebraska and other Eight Circuit states.

Florida Gaming also owns and operates an 80,000 sq. ft. pari-mutuel wagering facility at Ft. Pierce, Florida where live Jai-Alai games are played and Inter-Track wagering (ITW) is conducted. Florida Gaming's ITW division offers simulcast pari-mutuel wagering on horse racing (both thoroughbred and harness), dog racing, and Jai-Alai games. The total handle (money wagered) at the Ft. Pierce facility for the year ended December 31, 1995 was $25,344,674, compared to $19,232,481 for the same period in 1994 -- an increase of $6,112,193 (32%).

Contact:

W. Bennett Collett
Chairman and C.E.O.
(502)589-2000
      or
(407)464-7500